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                                                                    Exhibit 21.1

                                  Subsidiaries

         Name                                State of Incorporation or Formation
         ----                                -----------------------------------

Kohl's Department Stores, Inc.                      Delaware

Kohl's Investment Corporation                       Delaware

Kohl's Illinois, Inc.*                              Nevada

Kohl's Pennsylvania, Inc.*                          Pennsylvania

Kohl's New York DC, Inc.                            Nevada

Kohl's Texas, L.L.C.*                               Delaware

Kohl's Texas Limited Partner, L.L.C.*               Delaware

Kohl's Texas, L.P.                                  Texas

Kohl's Indiana, Inc.*                               Delaware

Kohl's Indiana, L.P.                                Delaware


*These subsidiaries are wholly owned subsidiaries of Kohl's Department Stores, Inc.